Mail Stop 4720

                                                              June 22, 2018


   Lloyd L. Beatty, Jr.
   President and Chief Executive Officer
   Shore Bancshares, Inc.
   28969 Information Lane
   Easton, MD 21601

          Re:    Shore Bancshares, Inc.
                 Registration Statement on Form S-3
                 Filed June 14, 2018
                 File No. 333-225614

   Dear Mr. Beatty:

          This is to advise you that we have not reviewed and will not review your registration statement.

           Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

          Please contact David Lin, Staff Attorney, at (202) 551-3552 with any questions.

                                                              Sincerely,

                                                              /s/ Era Anagnosti

                                                              Era Anagnosti
                                                              Legal Branch
Chief
                                                              Office of
Financial Services

   cc:    Philip O'Neil
          Kevin Houlihan, Esq.